Exhibit 99.1

N. Scott Fine Named CEO of CTD Holdings

Company expands executive team: Markus W. Sieger named Lead Director and Dr. Sharon H. Hrynkow named Senior Vice President for Medical Affairs

ALACHUA, FL – (Marketwired) – September 16, 2015 – CTD Holdings, Inc. (OTCQB:CTDH), a biotechnology company that develops cyclodextrin-based products for the treatment of disease, today announced that the Board of Directors has named N. Scott Fine as Chief Executive Officer. Mr. Fine, who was previously Chairman of the Board and Lead Director, will continue as Chairman. Director Markus W. Sieger was named Lead Director, and Senior Medical Advisor Dr. Sharon H. Hrynkow joins the company as Senior Vice President for Medical Affairs.

The executive team expansion supports the increasing demands of CTD’s international clinical program to develop Trappsol(R) Cyclo(TM), an orphan drug designated product, for the treatment of Niemann-Pick Type C (NPC), a rare and often fatal genetic disease in young children.

Mr. Fine brings extensive leadership experience to CTD Holdings. He has spent the majority of his career in senior roles at the board level and as the managing director/ head of investment banking for a number of well-known companies. Mr. Fine’s experience culminated in the successful launch of his investment banking firm Fine Equities. Mr. Fine currently sits on the Board of Directors of Kenon Holdings Ltd, (NYSE-KEN) a spin-off from Israel Corporation Ltd, and Forward Industries (NASDAQ-FORD), where he serves as Lead Director. Mr. Fine is also Chairman of the Global Virus Network, a Board member of Operation Respect, and a Member of the Board of Trustees of the Imperial War Museum American Air Museum at Duxford, UK.

“We are committed to building many platforms for CTD, and we have prioritized the NPC fight in order to enhance the quality of life for children and families affected by this horrendous and tragic disease,” said Mr. Fine. “I am honored that the Board has supported me in my new role as CEO as we continue to expand on our core product, Trappsol(R) Cyclo(TM), and the next generation of products to fight NPC.”

CTD’s new Lead Director Mr. Sieger advises companies in the pharmaceutical and media industries in Central and Eastern Europe. He is a Member of the Supervisory Board of Z.F. Polpharma S.A., the largest manufacturer of pharmaceuticals in Poland, and supervises the company’s operations. He also holds supervisory and board of director seats on other European and U.S. companies. For nearly two decades, Mr. Sieger was Managing Partner of fincoord, a company that advises entrepreneurs on business and financial strategies in emerging markets. At fincoord, Mr. Sieger focused on the media, pharmaceutical, engineering and food industries.

Dr. Hrynkow, CTD’s newly appointed Senior Vice President for Medical Affairs, has extensive experience leading global health programs and policy efforts at federal and non-profit agencies such as the National Institutes of Health (NIH), the U.S. State Department, and the Global Virus Network. Dr. Hrynkow was Acting Director and Deputy Director of Fogarty International Center, the lead international organization within NIH that supports global health research and training. She was also a senior advisor at the State Department, where she led policy efforts on emerging infectious diseases. Dr Hrynkow has served on numerous boards to advance global health and global science, including at the U.S. Institute of Medicine and American Association for the Advancement of Science. Dr. Hrynkow is currently President of Global Virus Network, a non-profit organization that links top medical virology institutions around the world to facilitate research on viral diseases and prevent them from spreading. She is also Founder and Managing Partner of Global Health Consulting LLC, an organization that connects private sector groups, government representatives and individuals from the U.S. and around the world to advance global health research and training.

"I am honored to serve in this new role and look forward to working with the Board and all partners to develop CTD's clinical program," said Dr. Hrynkow. "For rare diseases like NPC, development of effective treatments can only be accomplished through global partnerships. I welcome the opportunity to work on behalf of NPC patients and families through my global healthcare and scientific network."

Dr. Jeffrey Tate, who has been instrumental in developing the proprietary formulation and manufacturing processes for Trappsol(R) Cyclo(TM) orphan drug products, was named Chief Operating Officer and Chief Scientific Officer of CTD. Dr. Tate will manage the company’s daily operations, research and development projects, and intellectual property program. Dr. Tate has more than 30-years experience in biotechnology in both academic and industrial settings.

About the Company:
CTD Holdings, Inc. is a biotechnology company developing cyclodextrin-based products for the treatment of disease, including Trappsol(R) Cyclo(TM), an orphan drug designated product, for the treatment of Niemann-Pick Type C, a rare and often fatal genetic disease in young children which also results in significant health impairment for affected adults. Additional indications for the active ingredient in Trappsol(R) Cyclo(TM), including peripheral artery disease, diabetic nephropathy, and acute viral infections, are also in development.

The company’s other divisions distribute and manufacture the trademarked Trappsol(R) and Aquaplex(R) cyclodextrins, cyclodextrin derivatives, and cyclodextrin complexes for biotechnology and life science companies involved in the research, pharmaceutical, medical device, cosmetics and nutrition markets. They also operate the world's only cGMP pulse drying facility for the production of UltraPure(TM) cyclodextrin derivatives and pharmaceutical grade Aquaplex(R) cyclodextrin complexes and supply cyclodextrins to biotechnology and life science researchers around the globe from the world's largest catalog of cyclodextrins. For additional information, visit the company's websites: www.ctd-holdings.com and www.cyclodex.com

Safe Harbor Statement:
This press release contains "forward-looking statements" about the company's current expectations about future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes" and "expects" or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual results in future periods to differ materially from what is expressed in, or implied by, these statements. The factors which may influence the company's future performance include the company's ability to obtain additional capital to expand operations as planned, success in achieving regulatory approval for clinical protocols, enrollment of adequate numbers of patients in clinical trials, unforeseen difficulties in showing efficacy of the company’s biopharmaceutical products, success in attracting additional customers and profitable contracts, and regulatory risks associated with producing pharmaceutical grade and food products. These and other risk factors are described from time to time in the company's filings with the Securities and Exchange Commission, including, but not limited to, the company's reports on Forms 10-K and 10-Q. Unless required by law, the company assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Contact:

Sitrick And Company

Wendy Tanaka
(415) 369-8447
wtanaka@sitrick.com

Thomas Mulligan
(212) 573-6100, Ext. 395
tmulligan@sitrick.com

Source: CTD Holdings, Inc.

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